Exhibit 99.5

Aspen Education Group

Aspen has derived the historical financial information for the nine months ended September 30, 2006 and 2005 from its unaudited interim condensed consolidated financial statements. These financial statements have been prepared in accordance with generally accepted accounting principles as applied in the United States of America (“U.S. GAAP”) applied on a consistent basis during the periods involved (except that they are subject to year-end adjustments and do not contain all footnote disclosures required by U.S. GAAP).

	Nine months ended September 30,
(Dollars in thousands)	2006	2005
	(unaudited)	(unaudited)
Income Statement Items:
Total net revenue	$112,001	$91,483
Total operating expenses (1)	$96,564	$81,074
Income (loss) from continuing operations	$8,240	$3,406
Operating margin	13.8%	11.4%

Balance Sheet Items:
Cash and cash equivalents	$9,329	$21,058
Property and equipment, net	$18,583	$32,504
Total assets	$99,335	$116,312
Total debt	$9,179	$48,608

Cash Flow Statement Items:
Working capital (2)	$(22,719)	$(5,108)
Total capital expenditures	$7,947	$4,472

(1)	Includes corporate overhead.
(2)	Working capital is defined as current assets (including cash) minus current liabilities, which includes the current portion of long-term debt and accrued interest thereon.

Management’s Discussion and Analysis

Nine Months Ended September 30, 2006 Compared to Nine Months Ended September 30, 2005

Revenue

Aspen’s consolidated net revenues increased $20.5 million or 22.4% to $112.0 million in the nine months ended September 30, 2006 from the nine months ended September 30, 2005. Growth was largely driven by an increase in average daily census (“ADC”) which measures the average number of students attending Aspen’s programs per day. ADC increased by 16.9% in the nine months ended September 30, 2006 compared to the nine months ended September 30, 2005. This growth was caused by a number of factors including: (1) increased census and utilization at its established programs in both the Residential and Outdoor Divisions, (2) revenues generated from start-up programs which commenced operations in 2005, (3) continued growth in programs which were launched in 2004, most notably Aspen’s Healthy Living Division and (4) the December 2005 acquisition of SageWalk.

Operating Expense

Aspen’s consolidated operating expense increased by $15.5 million, or 19.1%, to $96.6 million in the nine months ended September 30, 2006 from the nine months ended September 30, 2005. Salaries and related payroll costs increased by $9.5 million or 21.7% in the nine months ended September 30, 2006 compared to the nine months ended September 30, 2005 in line with overall revenue growth. Supplies, facilities and other operating costs increased by $6.4 million or 16.9% in the nine months ended September 30, 2006. Included in these costs is an increase in rent expense of $1.6 million as a result of Aspen’s December 2005 sales leaseback transaction which involved the sale of owned real estate of five of Aspen’s facilities. Depreciation and amortization expense decreased by $0.2 million in the nine months ended September 30, 2006 compared to the nine months ended September 30, 2005 as a result of the sales leaseback transaction as Aspen no longer incurs depreciation expense on the formerly owned properties.

Operating Margins

Aspen’s operating margins increased to 13.8% in the nine months ended September 30, 2006 from 11.4% in the nine months ended September 30, 2005. This increase is driven by overall revenue growth, increased utilization and positive operating leverage.

Net Income From Continuing Operations

Aspen’s income from continuing operations increased by $5.0 million in the nine months ended September 30, 2006 compared to the nine months ended September 30, 2005, primarily due to the factors described above. Interest expense decreased by $3.1 million in the nine months ended September 30, 2006 to $0.9 million from $4.0 million in the nine months ended September 30, 2005 due to the repayment of a substantial portion of Aspen’s borrowing under its term loans and subordinated debt. Interest expense in the nine months ended September 30, 2006 primarily relates to seller financed notes and capital lease obligations. Income tax expense increased $2.7 million to $5.8 million in the nine months ended September 30, 2006 compared to $3.1 million in the nine months ended September 30, 2005 as a result of Aspen’s increase in income from operations.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2003

Residential Division

Revenues for all programs owned and operated prior to January 1, 2003, or base revenues, in the Residential Division grew at an 11.9% CAGR between 2003 and 2005. Growth was driven by a combination of increased ADC and increased average monthly tuition rates. Base operating profit margin increased from 24.5% in 2003 to 27.9% in 2005 due primarily to positive operating leverage, particularly at the compensation expense line. As a percentage of revenue, compensation expense declined from 48.7% in 2003 to 45.9% in 2005, as Aspen benefited from improved utilization at existing facilities and strong tuition rate growth which surpassed wage growth.

Outdoor Division

Outdoor base revenue grew at a 29.7% CAGR between 2003 and 2005. Growth was driven by a combination of increased ADC and increased average monthly tuition rates. Outdoor programs are less capacity constrained than Residential programs and therefore can typically grow ADC much faster. Base operating profit margin increased from 30.5% in 2003 to 36.2% in 2005 due primarily to positive operating leverage, particularly at the compensation expense line. The Outdoor Division has more scalable student to employee ratios than the Residential Division and therefore experiences strong operating margin expansion with increased ADC. As a percentage of revenue, compensation expense declined from 46.3% in 2003 to 39.3% by 2005 as Aspen benefited from strong ADC growth.

Outdoor acquisitions revenue grew 70.7% between 2004 and 2005 due to a full year of operations for the Outback Therapeutic Expedition program, which was acquired in May 2004. Aspen also acquired the SageWalk business in December 2005. However, operating margins declined from 21.1% in 2004 to 17.8% in 2005 primarily due to an increase in other operating expenses at the Outback Therapeutic Expedition program resulting from higher staffing to meet tighter safety standards than had been used prior to the acquisition.

Outdoor startups revenue grew at a 125.5% CAGR from 2003 to 2005. Startups revenue in the Outdoor Division consists of the Adirondack program, which started in 2003. Growth was driven by a combination of increased ADC and average monthly tuition rates. The Adirondack program became profitable in 2004, and operating profitability increased from 12.9% in 2004 to 18.7% in 2005, due primarily to positive operating leverage, particularly at the compensation expense line. As a percentage of revenue, compensation expense decline from 57.7% in 2004 to 51.3% in 2005.

Healthy Living Division

The Healthy Living Division was launched in 2004, with the opening of three programs; Academy of the Sierras, a residential school for obese adolescents, and Wellspring New York and Wellspring Adventure Camp (NC), two summer camps for obese adolescents. Wellspring Adventure Camps (CA), a third summer camp, was opened in 2005. By 2005, the Healthy Living Division had achieved $5.0 million in revenues. Due to robust demand, in the first full year of operation the Healthy Living Division achieved a utilization rate of 76.3% in Aspen’s Academy of the Sierras residential school (which represented approximately 72% of total division revenue), rapidly approaching the utilization rates of Aspen’s more established Residential Division. The Wellspring New York and Wellspring Adventure Camp (NC) summer camps contributed $1.4 million in revenues in 2005, representing approximately 150% growth over 2004. Wellspring Adventure Camp (CA) did not have any revenues in 2005.